NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Investors:	Linda M. Siluk Chief Financial Officer (973) 983-0888 Ext. 492 Edward Nebb Comm-Counsellors, LLC (212) 699-2745

PARTY CITY CORPORATION ANNOUNCES FOURTH QUARTER
AND FISCAL 2003 RESULTS

     ROCKAWAY, N.J., August 21, 2003 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today reported results for the fourth quarter and fiscal year ended June 28, 2003.

Fourth Quarter Results

     Net sales for Company-owned stores increased 19.5% to $115.6 million from $96.8 million in the fourth quarter of the prior fiscal year. Total chain-wide sales (which include sales of Company-owned and franchise stores) increased 12.7% to $230 million from $204 million in the comparable period last year. Same-store sales for Company-owned stores increased 5.8% versus a 1.8% increase for the same period last year. Same-store sales for franchise stores increased 4.8% versus a 5.1% increase in the fourth quarter of fiscal 2002.

     Net income for the fourth quarter of fiscal 2003 was $586,000, or $0.03 per diluted share, compared with $4.1 million, or $0.21 per diluted share, for the same period of fiscal 2002. The recent quarter’s results included certain charges arising primarily from management’s strategic review of Party City’s business processes and store operations. The charges, which reduced earnings reported in accordance with generally accepted accounting principles (GAAP) for the fiscal 2003 fourth quarter by approximately $2.5 million on an after-tax basis, or $0.13 per diluted share, were largely related to the planned closing of several stores in the Seattle market, merchandise markdowns, and executive severance. Further, stores open less than twelve months, including the Seattle acquisition stores, contributed an after-tax loss of approximately $0.03 per diluted share for the quarter. The impact of the new stores and these special charges is depicted in detail in the section of this release titled, “Management Perspective”.

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     Party City’s 2003 fourth quarter performance reflected a decrease in gross margin percent to 30.3% from 36.4%. Gross profit as a percent of net sales reflects all merchandise costs and occupancy expenses. The decrease is due in part to increased promotional activity and the higher fixed cost ratio, related primarily to occupancy, for new stores. In the fourth quarter of fiscal 2002, the Company recorded a significant favorable shrink adjustment, whereas the Company’s estimate of shrink throughout the year in 2003 resulted in a more modest shrink adjustment. Store operating and selling expenses as a percentage of net sales increased to 23.4% versus 22.6% in fiscal 2002 because of the impact of new stores not having achieved mature sales levels.

     General and administrative expenses increased 24.4% to $9.5 million (8.3% of net sales) from $7.7 million in fiscal 2002. This increase is due largely to fixed asset and goodwill impairment charges of approximately $1.5 million associated with under-performing stores. Excluding the impairment charges, general and administrative expense as a percentage of net sales decreased to 7.0% versus 7.9% for the same period in fiscal 2002.

     Franchise profit contributions after expenses increased 12.5% to $2.7 million from $2.4 million in the comparable period last year. Net interest expense decreased to $73,000 compared with $1.1 million for the same period last year due primarily to the previously announced repurchase of outstanding senior notes.

     At June 28, 2003, $11.2 million was outstanding under a credit line, related to short-term borrowing needs. On an average store basis, inventories increased 1.9% in accordance with management in-stock strategies.

Full Year Results

     Net sales for Company-owned stores increased 14.4% to $464.3 million in fiscal 2003 from $405.8 million compared to fiscal 2002. Total chain-wide net sales (which include sales of Company-owned and franchise stores) increased 6.9% to $950 million from $889 million in the comparable period last year. Same-store sales for Company-owned stores increased 2.2% versus a 4.9% increase for the comparable period last year. Same-store sales for franchise stores increased 3.7% versus a 4.5% increase for fiscal 2002.

     Net income for fiscal year 2003 was $12.1 million, or $0.62 per diluted share, compared with $17.2 million, or $0.89 per diluted share, for fiscal 2002. During fiscal 2003, in addition to the charges noted earlier, the Company incurred an after tax charge of $1.3 million related to debt retirement, as well as unusual expenses associated with a new logistics initiative and the implementation of a new information system. The charges for the full year, in the aggregate, reduced reported GAAP earnings for fiscal 2003 by approximately $4.8 million on an after-tax basis, or $0.24 per diluted share. The full year impact on after-tax earnings of stores having less than twelve months of operation is a loss of approximately $3.7 million, or $0.19 per diluted share.

     Gross margin for fiscal 2003 was 33.0% compared with 35.0% for the prior year due largely to the higher fixed cost ratio for new stores. Store operating and selling expense was 23.3% of net sales compared with 22.6% because of the impact of new stores. General and administrative expense as a percentage of net

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sales was 7.0% versus 6.7%. Franchise profit contribution after expenses increased 6.3%, to total $11.8 million for fiscal 2003. Net interest expense declined to $4.0 million from $5.6 million for fiscal 2002 due primarily to the repurchase of outstanding senior notes.

Management Perspective

     Items negatively impacting on earnings for the quarter and fiscal year 2003 are presented below. These elements are presented to supplement and detail reported results. There can be no assurance that these elements will not occur in future periods.

		Impact of Selected Items
	After Tax $ in Thousands		EPS

	4th Quarter	Full Year	4th Quarter	Full Year

Markdowns (a)	($1,440)	($1,440)	$(0.07)	$(0.07)
Interest premium prepayment (b)	––	(1,304)	––	(0.06)
Fixed assets and goodwill impairment (c)	(903)	(903)	(0.05)	(0.05)
Professional fees (d)	––	(818)	––	(0.04)
Executive severance (e)	(166)	(345)	(0.01)	(0.02)

	($2,509)	($4,810)	$(0.13)	$(0.24)
2003 Store impact (f)	($224)	($1,854)	$(0.01)	$(0.10)
Seattle store (loss) (g)	(443)	(1,814)	(0.02)	(0.09)

	($667)	($3,668)	$(0.03)	$(0.19)

Footnotes

(a)	Markdowns have been recognized on merchandise deemed to have been impaired in value.

(b)	Interest premium payment and accelerated debt discount fees associated with senior note retirement.

(c)	Impairment has been recognized in fiscal 2003 related to underperforming stores.

(d)	Amounts relate to MIS consultants and logistics studies earlier in the year.

(e)	Various expenses related to executive severance.

(f)	Twenty-four stores opened in fiscal 2003 are in their first full year of operation. Typically, stores in their first twelve to eighteen months of operation operate at a loss.

(g)	Thirteen stores acquired in fiscal 2002 opened in fiscal 2003 after conversion to the Party City format. These thirteen stores have not performed to expectations. One of these stores has been closed and we plan to close up to four more.

     “Party City’s objective over the past few months has been to create a road map for enhancing shareholder value. While some elements of our road map continue to evolve, we are determined to increase sales by focusing on our product assortment, merchandise presentation, advertising and the sales/service experience in our stores. At the same time, we will work to improve profitability through better management of planning and allocation, store operations, logistics and vendor relationships. Our efforts in the fourth quarter represent a healthy start, and I am confident in our long-term ability to achieve our goals,” said Acting Chief Executive Officer Nancy Pedot.

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     The Company will hold a conference call on August 21, 2003, at 10:00 AM Eastern Time to discuss its fourth quarter and full year results. The conference call will be simultaneously broadcast live over the Internet at www.partycity.com. An on-line archive will be available on the Company’s website until September 4, 2003. Additionally, a taped replay of the call will be available until August 25, 2003. The replay can be accessed by dialing 888-286-8010 Passcode: 29958552.

     Party City Corporation is America’s largest party goods chain and currently operates 246 Company-owned stores and 250 franchise stores. To learn more about the Company, visit the Company’s web site at http://www.partycity.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

(Tables to Follow)

PARTY CITY CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except share data)

	Quarter ended		Year ended

	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Statement of Operations Data
Total revenue	$119,890	$100,910	$482,620	$423,510

Retail segment:
Net sales	$115,640	$96,795	$464,258	$405,821
Cost of goods sold and occupancy costs	80,607	61,569	311,170	263,980

Gross profit	35,033	35,226	153,088	141,841
Store operating and selling expense	27,112	21,852	108,294	91,576

Store contribution	7,921	13,374	44,794	50,265
General and administrative expenses	9,547	7,677	32,475	27,086

Retail (loss) profit contribution	(1,626)	5,697	12,319	23,179
Franchise segment:
Royalty fees	4,250	4,017	18,007	17,048
Franchise fees	—	98	355	641

Total franchise revenues	4,250	4,115	18,362	17,689
Franchise expense	1,575	1,737	6,538	6,563

Franchise profit contribution	2,675	2,378	11,824	11,126

Income before interest and income taxes	1,049	8,075	24,143	34,305
Interest expense, net	73	1,102	3,990	5,610

Income before income taxes	976	6,973	20,153	28,695
Provision for income taxes	390	2,838	8,061	11,503

Net income	$586	$4,135	$12,092	$17,192

Basic earnings per share	$0.04	$0.31	$0.73	$1.32
Diluted earnings per share	$0.03	$0.21	$0.62	$0.89
Weighted average shares outstanding – Basic	16,487	13,546	16,602	13,068
Weighted average shares outstanding – Diluted	19,254	19,861	19,646	19,313

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PARTY CITY CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 28, 2003	June 29, 2002

ASSETS
Current assets:
Cash and cash equivalents	$3,372	$3,467
Merchandise inventory	65,908	55,867
Deferred income taxes	7,428	5,827
Other current assets	14,472	11,789

Total current assets	91,180	76,950
Property and equipment, net	52,819	49,356
Goodwill	18,614	18,016
Other assets	5,386	4,732

Total assets	$167,999	$149,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,086	$35,499
Accrued expenses and other current liabilities	24,998	26,744
Advances under Loan Agreement	11,229	—

Total current liabilities	78,313	62,243
Long-term liabilities:
Senior Notes	—	8,915
Deferred rent and other long-term liabilities	10,264	10,297
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value; authorized, 25,000,000 shares; issued 17,296,807 and 16,239,081 shares, respectively	173	162
Additional paid-in capital	43,179	39,347
Retained earnings	42,010	29,919
Treasury shares, at cost (747,012 and 284,000 shares, respectively)	(5,940)	(1,829)

Total stockholders’ equity	79,422	67,599

Total liabilities and stockholders’ equity	$167,999	$149,054

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PARTY CITY CORPORATION AND SUBSIDIARY

STORE AND OPERATING DATA

	Quarter ended		Year ended

	June 28,	June 29,	June 28,	June 29,
	2003	2002	2003	2002

Company-owned stores
Stores open at the beginning of the period	241	200	209	193
Stores opened and closed during the period:
New stores opened	2	7	22	13
Stores closed	(1)	—	(2)	—
Stores acquired from franchisees	—	2	2	3
External acquisitions converted during the period	—	—	11	—

Stores open at end of period	242	209	242	209

Average Company-owned stores open in period	241	203	235	199

Franchise stores
Stores open at the beginning of the period	241	244	242	261
New stores opened	—	1	9	19
Stores closed	—	(1)	(8)	(35	)(a)
Stores sold to Company	—	(2)	(2)	(3)
Stores open at end of period	241	242	241	242

Average franchise owned store open in period	241	243	243	263

Total stores chainwide	483	451	483	451
Chain-wide sales (in thousands)	$230,000	$204,000	$950,000	$889,000
Same store sale increase: (b)
Company-owned stores	5.8%	1.8%	2.2%	4.9%
Franchise stores	4.8%	5.1%	3.7%	4.5%

(a)	Includes 28 stores closed as a result of Canadian franchise bankruptcy.

(b)	Same store sales for Company-owned and franchise stores are subject to material differences based on the age of the respective stores for each group. New stores historically have had higher same store comparable sales. Approximately 30% of the comparable franchise stores have less than three full years of operation.

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PARTY CITY CORPORATION AND SUBSIDIARY

RECONCILIATION OF EBITDA TO NET INCOME AND
CASH PROVIDED BY OPERATING ACTIVITIES
(in thousands)

	Quarter ended		Year ended

	June 28,	June 29,	June 28,	June 29,
	2003	2002	2003	2002

EBITDA (a)	$7,691	$11,287	$41,877	$46,461
Depreciation and amortization	(5,137)	(3,212)	(16,229)	(12,156)
Interest expense, net	(73)	(1,102)	(3,990)	(5,610)
Provision for income taxes	(390)	(2,838)	(8,061)	(11,503)
Impairment	(1,505)	—	(1,505)	—

Net income	$586	$4,135	$12,092	$17,192

Net income	$586	$4,135	$12,092	$17,192
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,137	3,212	16,229	12,156
Deferred taxes	(1,783)	357	(2,132)	819
Non-cash interest	40	267	1,624	1,395
Deferred rent and other long-term liabilities	(2)	197	556	765
Equity based compensation	864	207	1,663	463
Provision for doubtful accounts	(37)	(126)	(497)	(67)
Tax effect of non-qualified options	556	—	556	37
Impairment	1,505	—	1,505	—
Loss on dispositions	18	—	162	—
Changes in assets and liabilities:
Accounts payable	(6,827)	(5,347)	6,587	7,594
Merchandise inventory	10,248	5,311	(9,634)	(7,310)
Other long-term liabilities	(492)	375	(587)	833
Other current assets and other assets	870	1,740	(1,444)	(135)
Advanced merchandise purchases	(1,442)	(168)	(805)	(85)
Accrued expenses and other current liabilities	3,858	3,553	(1,746)	470

Net cash provided by operating activities	$13,099	$13,713	$24,129	$34,127

(a)	The Company’s definition of EBITDA is earnings before interest, taxes, depreciation and amortization. The Company believes EBITDA provides additional information for determining our ability to meet future debt service requirements. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities (all as determined in accordance with generally accepted accounting principles) for the purpose of analyzing our operating performance, financial position and cash flows as EBITDA is not defined by generally accepted accounting principles. The Company has presented EBITDA, however, because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. The Company’s computation of EBITDA may not be comparable to similar titled measures of other companies.

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